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                                                                 Exhibit 2.1



                             PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into on this May 7, 1998 by and between Epic Resort, Inc., a Delaware corporation (hereinafter referred to as "Purchaser") and Scottsdale Links Apartments Limited Partnership, an Arizona limited partnership (hereinafter referred to as "Seller").

                                       RECITALS

     Seller is the owner of a 228 unit apartment complex known as the Scottsdale Links which is located at 16858 North Perimeter Drive, Scottsdale, Arizona, the legal description of which is set forth on Exhibit "A" attached hereto and made a part hereof (hereinafter referred to as the "Land"). The Seller is currently completing construction of the 228 unit apartment complex ("Apartment Complex") located on the Land.

     Seller has agreed to sell, and Purchaser has agreed to purchase, the Land, including the Apartment Complex and all other improvements thereon, and all other property associated therewith, for the price and on the terms and conditions as more specifically set forth below.

     Purchaser intends to convert the Apartment Complex into a time share condominium. If Purchaser converts the Apartment Complex into a time share condominium, Purchaser will attempt to sell time share intervals to retail purchasers who as owners of time share intervals will be entitled to stay in apartments without the payment of rental payments ("Time Share Intervals").

     NOW, THEREFORE, for and in consideration of the above stated premises and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged; the parties hereto agree as follows:

     1. PURCHASE AND SALE. Seller agrees to sell to Purchaser and Purchaser agrees to purchase form Seller, upon all of the terms, covenants and conditions hereinafter set forth, the following:

          (a)  The Land;

          (b) The Apartment Complex, including, without limitation, the buildings, parking areas, sign structures and other structures and improvements on the Land (collectively referred to as the "Improvements");

          (c) All furniture, furnishings, supplies, equipment and fixtures, carpeting, inventory, appliances, water fountains, elevators and all other tangible personal property of any type which is located on the Land and/or is used or useful in connection with any business operations of the improvements thereon, or the repair and maintenance of the Land and Improvements, all of which are collectively referred to as the "Personal Property";

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          (d)  Easements and all other rights appurtenant to the Land including without limitation, easements and rights-of-way for access, drainage, water, utilities and other purposes incident to the use of the Land and Improvements (collectively referred to as the "Appurtenances");

          (e) All rights of the Seller in all building permits, certificates of occupancy and other permits, licenses, governmental approvals, and agreements which have been or are being utilized in connection with the ownership, operation, and maintenance of the Land and Improvements (collectively referred to as the "Licenses and Permits");

          (f) Leases, tenancy agreements (but excluding any employment contracts) which exist with respect to the ownership, operation and maintenance of the Land, Personal Property and Improvements (collectively referred to as the "Leases and Contracts");

          (g) Sellers' interest in the name "Scottsdale Links" as well as any logos, signs, trademarks and other rights relating to said name, telephone number(s) of the Improvements and all intangible personal property used in the operation, repair and maintenance of the Land, Improvements and Personal Property (collectively referred to as the "Intangible Property");

          (h) All records concerning the operation of the Property including but not limited to accounting books and records applicable thereto (collectively referred to as the "Records");

          (i) All architectural drawings of the Improvements and plans and specifications (e.g., including but not limited to structural, electrical, plumbing, landscaping, etc.) utilized in the development of the Land and construction of the Improvements (collectively referred to as the "Plans");

          (j) All manufacturers, sales and service warranties applicable to the Land, Personal Property and Improvements (collectively referred to as the "Warranties").

     For purposes of this Agreement, the conveyance of the foregoing property shall be deemed to be all inclusive and all, the Land, Improvements, Personal Property, Appurtenances, Licenses and Permits, Lease and Contacts, Intangible Property, Records, Plans and Warranties (collectively referred to herein as the "Property") shall be excluded, except as may be excluded by written consent of the Purchaser.

     2.   PURCHASE PRICE

          (a) The total purchase price ("Purchase Price") for the Property shall be Twenty Five Million Five Hundred Sixty Five Thousand Dollars ($25,565,000) payable in good funds by wire transfer at Closing as hereafter defined. In the event that the prepayment fee due HUD is less than 10 percent, the difference will be deducted from the purchase price.

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          (b)  Out of the Purchase Price, as a condition to the Closing, the
               Seller shall pay and/or satisfy all obligations which are liens and encumbrances against the Property, including without limitation the following:

               (i) the existing Mortgage held by _________________ as recorded on __________, in Official Records Block _____ at Page _____ of the Public Records of _______ County ("First Mortgage");

               (ii)   current and delinquent real estate taxes on the Property;
                      and

               (iii) all outstanding local and state tax obligations relating to the Property.

Purchaser assumes no liabilities, mortgages, obligations or indebtedness relating to the Property. All liabilities, mortgages, obligations or indebtedness which are, a lien or encumbrance on the Property which otherwise relate to or can affect the Property shall be satisfied in full by Seller on or before the date of Closing.

          (c) Within five (5) days after execution of this Agreement by both parties, Purchaser will deposit with Security Title Agency, Sue Leonard, Escrow Officer, 2398 E. Camelback Rd., Suite 272, Phoenix, Arizona 85016 (the "Escrow Agent"), the sum of One Hundred Thousand ($100,000.00) less the amount that Seller advanced in relation to the existing HUD financing on the land ("Net Deposit") to serve as an escrow deposit and to secure Purchaser's performance hereunder. If this Agreement is not terminated by the Purchaser in accordance with Section 3 below, the Purchaser shall deposit a further One Hundred Thousand ($100,000.00) with the Escrow Agent within five days after the expiration of the Due Diligence Period, as defined in Section 3. The initial One Hundred Thousand Dollars and the additional One Hundred Dollars are hereafter referred to as the "Deposit." The Net Deposit and the additional One Hundred Thousand Dollars shall be held in an interest bearing account with a commercial bank or savings and loan association with all earnings to accrue to Purchaser's benefit, unless Seller retains the Deposit as a result of a default by Purchaser hereunder in which event the Deposit, together with interest thereon, shall be paid to Seller. The Deposit shall be credited to Purchaser against the Purchase Price, at Closing.

     3.   INSPECTION RIGHTS OF PURCHASER.

          From the date this Agreement is executed through the Closing Date, Purchaser shall have the right to inspect all of Seller's records and documents relating to the ownership, construction and condition of the Property, and to physically inspect the Property, including any environmental, asbestos and radon testing, and to otherwise satisfy itself as to the acceptability of the Property for Purchaser's intended use. Purchaser and Purchaser's agents shall have the right to ingress and egress to the Property for the inspections contemplated herein. If for any reason the condition of the Property is not satisfactory to Purchaser, in Purchaser's sole discretion, Purchaser may terminate this Agreement by sending written notice of termination to the Seller within thirty
(30) days of the date this Agreement is executed by both Purchaser and Seller ("Due Diligence Period"), whereupon the Net Deposit with all interest shall be returned to Purchaser and the parties shall thereafter have no further responsibilities or obligations to each other. In the

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event the Purchaser terminates this Agreement and the Seller proceeds to pay off the HUD financing on the Land, the Seller agrees to reimburse Purchaser for the amount that Purchaser advanced, as outlined in paragraph 2(c) above.

     4.   CONDITION OF TITLE.

          (a) At Closing, Seller shall convey to Purchaser by special warranty deed good and marketable fee simple title to the Land and title to the other Property by a Bill of Sale by an Assignment of Contracts and Warranties. Title to the Land shall further be (i) free and clear of all liens, restriction, easements, encumbrances, claims or liens by contractors, subcontractors, mechanics and materialmen, leases, tenancies and other title objections except for those listed on Schedule 4(g) attached (the "Permitted Exceptions"); and
(ii) insurable as aforesaid at ordinary rates by any reputable title insurance company licensed to do business in the State of Arizona. Title to the Property other than the Land shall be conveyed free of all security interests, debts and clams by third parties.

          (b) If title to the Land cannot be conveyed to Purchaser at the time of Settlement in accordance with the requirements of this Agreement, then Purchaser shall have the option of:

               (i) taking such title as Seller can convey without abatement of the Purchase Price provided, however, that if there are liens, encumbrances, defects or other objections to title (other than the Permitted Exceptions) which are or have been or reasonably can be reduced to a monetary amount, Seller shall pay and discharge same and shall deliver to Purchaser at Closing all instruments, in recordable form, sufficient to satisfy of record such liens, encumbrances, defects or other objections to title together with the cost of recording or filing said instruments, or

               (ii) terminating this Agreement by giving written notice to Seller, in which case the Deposit and all interest earned thereon shall be returned to Purchaser whereupon, neither party shall have further rights, liabilities or obligations hereunder. Nothing contained herein shall preclude Purchaser from maintaining an action for specific performance and/or damages against Seller for a breach of this Agreement, if title to the Property cannot be conveyed by Seller to Buyer at Closing in accordance with the requirements of this Agreement by reason of Seller's affirmative act or intentional omission with respect only to those matter set forth in 4(c) below resulting in a failure to comply with any term, covenant, condition or provision contained herein relating to the condition of title.

          (c) Seller warrants that at all times while this Agreement remains in effect, Seller will not, except to the extent specifically set forth herein, (i) execute any easements, covenants, conditions, restrictions, or rights-of-way with respect to the Land; (ii) mortgage or encumber the Land; (iii) enter into any recorded or unrecorded contracts or leases with respect to the Land; (iv) lease more than seventy (70) apartments contained in the Apartment Complex;
(v) execute any lease for an apartment in the Apartment Complex for a term in excess of one year, (vi) seek any zoning changes or other governmental approvals with respect to the Land; or (vii) do, or voluntarily permit to be done, anything which would adversely affect the condition of title to the Land from and after the date of this Agreement through the completion of Settlement.

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     5.   SURVEY

          If Seller does not have a current ALTA survey of the Property available, Purchaser may, obtain, at Purchaser's expense, a current survey of the Property, prepared and certified by a duly licensed land surveyor acceptable to Purchaser. Seller will cooperate with Purchaser in obtaining a survey.

     6.   SELLER'S REPRESENTATIONS AND WARRANTIES.

          Seller and each its partners, hereby make the representations and warranties set forth in this Section 6. All of Seller's representations and warranties shall be true and correct as of the date of closing, shall be deemed ratified by Seller's act of Closing, and any Schedules, documents or information to be furnished by Seller shall be updated and furnished to Purchaser at Closing. From and after the date of this Agreement, and until Closing, Seller shall not take any action or make any admission, which would have the effect of violating any of the representations or warranties of Seller contained in this Agreement. Seller has delivered to Purchaser, the documents listed on Exhibit C and warrants that the same, and all information reflected therein, are completely accurate and current in all respects. Purchaser shall rely only on the documents listed on Exhibit C and on the representation and warranties contained in this Agreement. All of the warranties and representations of Seller and its partners shall survive closing and the conveyance of the Property to Purchaser.

          (a) The execution of this Agreement and the fulfillment of Seller's obligations hereunder shall not constitute or result in a breach of any term or provision of any existing mortgage, lease or other agreement to which Seller is a party or by which Seller is bound. All persons or entities whose joinder in the Deed would be necessary to convey title to Buyer hereunder have been identified herein as "Seller." This Agreement and all other instruments and documents to be executed and delivered by Seller to Purchaser hereunder or pursuant hereto have been or will be duly executed and delivered by Seller and constitute (or will constitute, as to those instruments and documents to be executed and delivered) the legal, valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms.

          (b) Seller has received no written official notice, nor any informal written or oral notice of any contemplated condemnation proceedings against the whole or any part of the Property.

          (c) The Seller has provided to the Buyer a copy of the approved minutes of the Scottsdale City Council Meeting which demonstrates the Property received approval for a use permit for time share in its R-5 zoning classification. Seller has no knowledge of any moratoria or similar conditions that will prevent the development and operation upon the Land of residential time share units. Seller has no knowledge of any current violations of any building, zoning or other requirements of any applicable governmental authority affecting the Property.

          (d) Seller has no knowledge of any fact or condition which would result in the termination or reduction of the current access from the Land and Improvements existing public

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streets; and Seller has no knowledge of any proposed road widening or other construction activity within the vicinity of the Land.

          (e) Seller has no knowledge of any latent or patent defect or design deficiency in the foundation, structure, roof, paved areas or mechanical systems of the Improvements, including, without limitation, the heating, ventilation and cooling systems, the electrical system, the plumbing system or the elevators.

          (f) Seller has no actual knowledge of any lawsuits presently pending or any lawsuits that have been threatened concerning the Property or any portion thereof, or Seller's title or right to convey the Property or any portion thereof hereunder, nor has Seller any knowledge of any claims or liens existing or threatened against the Property or any part thereof, other than those filed of record prior to the execution date of this Agreement.

          (g) Seller is in sole and undisputed possession of the Property and no other person or entity is entitled to possession of all or any portion of the Property. There are no leases with respect to the Property other than the leases set forth on Schedule 6(g).

          (h) There are no other contracts, leases, agreements, understandings or other obligations existing with respect to the Property or any portion thereof, other than as are reflected on Exhibit C in this Agreement.

          (i) No person, firm, corporation, or other entity has any right or option to acquire the Property, or any part thereof.

          (j) Seller has received notice from the City of Scottsdale regarding the formation of the Reatta Pass Improvement District which would result in an assessment against the property. Seller has determined to its own satisfaction that this assessment would benefit the Property by removing it from the existing flood zone upon completion of the improvement. Seller makes no representations or warranties as to this opinion or conclusion and Purchaser must satisfy itself as to this condition. Seller has received no notice and has no knowledge of any other pending liens, increased assessments or tax rates, or any special assessments to be made against the Property by governmental authority.

          (k) Seller is current in all sales and use tax obligations relating to the Property.

          (l) Seller is neither a "foreign person" nor "foreign corporation" as those terms are defined in the United States Internal Revenue Code, as amended, and Seller shall ratify this warranty by affidavit at the time of closing.

          (m) Public water, public sanitary sewer, electricity, and the telephone services have been installed to the Improvements through appropriate easements.

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          (n)  Except as disclosed on Schedule 6(n):

               (i) To Seller's actual knowledge, the Land and Improvements ("Premises") do not contain any Hazardous Materials.

               (ii) To Seller's actual knowledge, there are no underground or above-ground storage tanks on or under the Premises, and Seller has no knowledge of the removal of any underground or above-ground storage tanks from the Premises.

               (iii) To Seller's actual knowledge, there are no transformers containing or contaminated with Hazardous Materials on the Premises, and Seller has no knowledge of the removal of any such transformers from the Premises.

               (iv) Seller has not engaged in or permitted any Hazardous Materials Use in, at, under, or in connection with the Premises nor, to Seller's knowledge, has any previous owner or tenant of the Premises engaged in or permitted any Hazardous Materials Use in, at, under, on or in connection with the Premises.

               (v)    Seller has not received notice or actual knowledge of:
(1) any claim, demand, investigation, enforcement, response, removal, remedial or other governmental or regulatory action instituted or threatened, against Seller or the Premises pursuant to any Hazardous Materials Law, (2) any claim, demand, suit or action made or threatened by any person against Seller or the Premises relating to any form of damage, loss or injury resulting from or claimed to result from, any Hazardous Materials on, about, beneath or arising from the Premises or any alleged violation of any Hazardous Material Law; and
(3) any communication to or from any governmental or regulatory agency arising out of or in connection with Hazardous Materials on, about, beneath, arising from or generated at the Premises, including without limitation, any notice of violation, citation, complaint, order directive, request for information or response thereto, notice letter, demand letter or compliance schedule. If discovered prior to Closing, Seller shall immediately advise Purchaser of any of the claims or communications listed in clauses (1) through (3) above and also shall immediately advise Purchaser of the discovery of any Hazardous Materials on, about, beneath, or arising from the Premises or the discovery of any condition on, arising from the Premises or the discovery of any condition on, about, beneath or arising from the Premises which might give rise to liability, the imposition of a statutory lien or require response, removal or remedial action under any Hazardous Material Law.

               (vi) As used, in this Agreement, "Hazardous Materials" shall mean "Hazardous Substances" as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9501 et seq.)

               (vii) As used in this agreement, "Hazardous Material Law" shall mean a federal, state, or local statute, law, ordinance, code, regulation, rule, order or decree (whether by court or by a governmental or quasi-governmental entity or agency having authority), in effect on the date hereof.

               (viii) As used in this Agreement, "Hazardous Materials Use" shall mean activities involving, directly or indirectly, the manufacture, leak, spill, emission, deposit,

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discharge, release, use, transportation, generation, treatment, storage, disposal or handling of Hazardous Materials.

     7.   CLOSING.

          Closing shall be held on or before June 30, 1998. The exact date and time of Closing shall be designated by Purchaser on not less than five (5) days written notice to Seller. Closing shall take place at the office of Escrow Agent at 2398 E. Camelback Rd., Suite 272, Phoenix, Arizona 85016 (the "Closing").

     8.   CLOSING DOCUMENTS.

          (a) At the Closing, Seller shall execute and/or deliver the following documents all in form and content acceptable to Purchaser:

               (i)    A Special Warranty Deed (in the form attached as Exhibit
B) free and clear of all mortgages, liens and encumbrances and subject only to the Permitted Exceptions;

               (ii)   Bill of Sale for all Personal Property;

               (iii) An assignment of Seller's right, title and interest in and to all Appurtenances, Licenses and Permits, those Leases and Contracts which Purchaser has elected to assume, Intangible Property, Records, Plans and Warranties;

               (iv) An Affidavit reciting that there are no contractor's liens against the Land and that, within the past ninety (90) days, there have been no improvements, alterations or repairs for which the costs thereof remain unpaid, with the exception of anything caused by Purchaser, that, except as previously disclosed to Purchaser, the Land is free and clear of all liens, taxes, encumbrances and claims whatsoever, with the exception of real estate taxes for the year of closing; that there are no parties in possession or with a right or claim to possession; and that affiant has received no notice of any violations of County or municipal ordinances pertaining to the Property;

               (v) A Standard FIRPTA affidavit acknowledging that Seller is not a "foreign person" as defined and set forth in Section 1445 of the Internal Revenue Code (or, in the event Seller is a "foreign person", providing Purchaser with sufficient information for Purchaser to comply with the withholding requirements thereof);

               (vi) An affidavit of real property value as required by the Arizona Revised Statutes;

               (vii) Appropriate certificates or resolutions of authority confirming the authority of the individual(s) executing the closing documents; and

               (viii) Such other and further documents as may be reasonably appropriate to consummate the transaction in accordance with the provisions of this Agreement.

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          (b)  At the Closing, Purchaser shall pay Seller the Purchase Price and execute and/or deliver such documents as may be reasonably appropriate to consummate the transaction in accordance with the provisions of this Agreement.

     9.   ACCESS; CONDUCT PRIOR TO CLOSING.

          (a) At all times prior to Closing, Purchaser shall have complete access to the Property for any purpose deemed necessary or appropriate by Purchaser, provided that Purchaser shall not damage the Property or interfere with the conduct of business thereon, and shall indemnify Seller for any loss or damages thereby caused.

          (b) Prior to Closing, Seller shall not enter into any new contracts or other agreements affecting the Property without obtaining the prior written consent of Purchaser. Seller agrees to finish construction of the Improvements in accordance with the Plans and obtain a Certificate of Occupancy for the Improvements, prior to Closing. Seller shall also continuously maintain every part of the Property in good condition, ordinary wear and tear excepted, and to continue the conduct of business therein, in accordance with a standard of operation and quality consistent with present condition of the Property. Seller further agrees to maintain all existing insurance in place through the date of Closing.

     10.  CONDITIONS TO CLOSING.

          (a) Purchaser's obligation to close shall be subject to the satisfaction, in advance of Closing, of the following:

               (i) All of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects on and as of the date of Closing as though made at that time.

               (ii) Seller shall have performed, satisfied and complied with all of the covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the date of Closing, including, without limitation, the completion of the construction of the Improvements in accordance with the Plans and the obtaining of a Certificate of Occupancy for the Improvements.

               (iii) Seller shall not be in receivership or dissolution or have made any assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature or have been adjudicated as bankrupt or have filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization under the Bankruptcy Act or any other similar law or statute of the United States or any state, and no such petition shall have been filed against it.

          (b) Seller's obligation to close shall be subject to the satisfaction, in advance of Closing, of the following:

               (i) All of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects on and as of the date of Closing as though made at that time.

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               (ii)   Purchaser shall have performed, satisfied and complied
with all of the covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the date of Closing.

               (iii) Purchaser shall not be in receivership or dissolution or have made any assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature or have been adjudicated as bankrupt or have filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization under the Bankruptcy Act or any other similar law or statute of the United States or any state, and no such petition shall have been filed against it.

               (iv) Purchase by Clark-Wayland, Inc., of all the partnership interests of Scottsdale Links Apartments, L.P. not owned or controlled by Clark-Wayland, Inc., or its affiliates.

               (v) Appropriate certificates or resolutions of authority confirming that Purchaser is duly formed, validly existing and authorized to enter into and perform under the Agreement.

     11.  CLOSING EXPENSES.

          Purchaser shall be responsible for payment, at Closing, of the following: the costs of recording the Deed; title insurance premium; documentary stamps, including any local surtax, applicable to the Deed. Seller shall be responsible for payment, at Closing, of the costs of recording any corrective instruments and any transfer taxes.

     12. PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted as of the date of Closing:

          (a) Real and personal property taxes shall be prorated based upon the current year's tax with due allowance made for the maximum allowable discount and exemptions if allowed for said year. If the current year's assessment is not available, then taxes will be prorated based upon the tax assessment for the Property for the immediately preceding year, with due allowance made for the maximum allowable discount and exemptions if allowed for said year.

          (b) Certified government liens or special assessment liens, if any, will be paid by the Seller. Pending governmental liens, if any, will be assumed by the Purchaser.

          (c) Security deposits, if any, form tenant's leases and other contracts, deposits, including advance booking deposits, prepaid rent and escrows held in connection with tenancies of the Property shall be transferred to Purchaser.

          (d) Rents and other revenues shall be prorated. Proration of rents shall be of those actually received and Purchaser shall be entitled to all rents and other income accruing from and after the date of Closing. Any rentals or other sums due Seller before Closing, but not yet collected as of the date of Closing, shall be the Seller's exclusive responsibility to collect.

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          (e)  All utility charges, including but not limited to, telephone service, gas, water and sewer, and electric power shall be prorated as of the date of Closing. At least ten (10) days prior to Closing, Seller shall notify all utilities servicing the Property of the contemplated change in ownership, and direct that current billings for services rendered up to the date of Closing be directed to Seller and that all future billings for services rendered on or after the Closing Date be directed to Purchaser with no interruption of service. Such notice shall be provided in writing and copies of same furnished by Seller to Purchaser. Only deposits, standby charges and other prepayments which may be assignable and are assigned to Purchaser shall be paid for by Purchaser at Closing. Non-assignable deposits and other charges shall be refunded to Seller and replaced by Purchaser with appropriate adjustment to the proration.

          (f) All other income, receivables, claims and rights to revenue derived from the Property accruing or relating to the period up to the date of Closing shall belong to the Seller and it shall be Seller's exclusive responsibility to collect same if it has not done so by Closing. All other income relating to the Property shall be paid to the Purchaser.

          (g) Insurance premiums relating to the Property shall be prorated if Purchaser elects to assume such insurance.

          (h) Any unpaid operating expenses incurred during the month of Closing shall be prorated.

     13.  EMPLOYEES.

          On or after Closing, Purchaser may, in its sole discretion, employ some or all of the employees of Seller, and Seller shall cause such employees to become employees of Purchaser; provided, however, that Purchaser shall not assume any payroll or payroll tax obligations of Seller or the cost of any employee benefits which may be afforded by Seller to its employees. Notwithstanding the foregoing, Purchaser acknowledges that all employees of Seller are employees at will, without written employment agreements, and without any collective bargaining agreements and that Seller can make no representation or warranty that any one or more of their existing employees will accept or continue employment with the Seller.

     14.  RISK OF LOSS; POSSESSION.

          Risk of loss shall remain with Seller pending completion of the Closing. Seller shall deliver possession of the Property to Purchaser at Closing. If the Property, or any portion thereof, is damaged by fire or other casualty prior to Closing, Purchaser shall have the option of either taking the Property as damaged, together with either a credit against the cash to close in the amount of any insurance proceeds payable by virtue of such loss or damage, or of canceling this Agreement and receiving a return of the Deposit, together with any interest earned thereon.

     15.  INDEMNIFICATION.

          Seller shall indemnify Purchaser and hold and save Purchaser harmless of and from any and all loss, cost, damage, injury or expense, including attorney's fees, arising out of or in any way related to:

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          (a)  any material inaccuracy in the representations and warranties of
Seller hereunder; and

          (b) any claims for injury to or death of persons, damage to property, contract liabilities, taxes, expenses or claims of any kind, whether direct or contingent, associated with the ownership, operation, management or control of the Property or any part thereof, arising due to or out of events or transactions occurring prior to the Closing hereunder, except as otherwise provided in this Agreement.

     16.  EMINENT DOMAIN.

          If all or any portion of the Property shall be taken through the exercise of the power of eminent domain prior to the Closing, then in such event, the Purchaser shall have the option either:

          (a) To take title at the Closing without any abatement or adjustment in the Purchase Price, in which event the Seller shall assign its rights in any condemnation award to the Purchaser, or the Purchaser shall receive the condemnation award from the Seller if it is paid prior to the Closing by means of a credit against the cash to close and any excess shall be paid in cash to Purchaser at Closing; or

          (b) To cancel this Agreement and obtain an immediate and unqualified refund of the Deposit, together with any interest earned thereon, whereupon each party shall be released from any and all further obligations hereunder.

     17.  DEFAULT BY PURCHASER.

          If Purchaser fails to perform the covenants of this Agreement, Seller's remedies shall be limited to the retention of the Deposit, together, with any interest earned thereon, as agreed and liquidated damages in full settlement of any claims, whereupon the parties shall be relieved and released from all further obligations under this Agreement. The parties agree that this provision for liquidated damages is a bona fide attempt by the parties to resolve the amount of the damages which would be sustained by the Seller in the event of the breach of this Agreement by the Purchaser, and the parties recognize that at the actual amount of such damages, if any, would be speculative and extremely difficult of ascertainment. Notwithstanding the foregoing, Purchaser shall be entitled to written notice and ten (10) days opportunity to cure any default, and any deadline shall be extended for the period of cure.

     18.  DEFAULT BY SELLER.

          If the Seller fails to perform any of the covenants of this Agreement and/or fails to close as provided herein and/or any of the conditions of closing set forth in Section 10(a) have not taken place by June 30, 1998 then Purchaser may: (a) proceed to close or (b) rescind this Agreement in which event Purchaser shall be entitled to an immediate and unqualified refund of the Deposit, together with any interest earned thereon; or (c) obtain specific performance of Seller's obligations hereunder; notwithstanding the foregoing, Seller shall be entitled to written notice and ten (10) days opportunity to cure any default, and any deadline shall be extended for the period of cure.

     19.  WAIVER.

          The waiver of any condition or provision of this Agreement or of any breach or default under any of the terms of this Agreement by either party must be in writing and shall not be deemed to be nor shall the same constitute a waiver of any subsequent condition, provision, breach or default.

     20.  NOTICES.

          Any notice required or permitted to be given by this Agreement shall be given or made in writing, and shall be served personally by messenger or courier service, or mailed in the United States by prepaid, registered or certified mail return receipt requested, as follows:

               If to Seller:

                      Clark-Wayland, Inc.
                      4117 N. 44th St.
                      Phoenix, AZ.  55015
                      Attn.:  Jere Clark
                      Fax:  (602) 840-1183

               If to Purchaser:

                      Epic Resorts, Inc.
                      1150 First Avenue, Suite 900
                      King of Prussia, PA  19406
                      Fax:  (510) 992-1029
                      Attn:  Thomas F. Flatley

          Any notice given in accordance with the provisions of this subparagraph shall be deemed to be effective: (i) if personally delivered, on the date of such delivery with such delivery to be confirmed by a signed receipt, (ii) if mailed, two days after same is postmarked, postage prepaid, or
(iii) by telecopier, if telecopied to a telecopier number provided by the other party. Each party may give notice to the other party of a change of its address, or telecopy number, for the purpose of giving notice under this Agreement.

     21.  BROKERAGE.

          Each party represents and warrants to the other than neither he, nor it, nor any of their agents has directly or indirectly dealt with, been shown or otherwise consulted any broker or agent thereof in connection with this transaction, and that no real estate brokerage commission is due in connection with this transaction. Each party hereby indemnifies and holds the other party harmless against any claim or loss (including attorney's fees) which may be asserted against the other by reason of any claims or determinations in contravention of the representations and warranties contained in this Paragraph. Purchaser acknowledges that various partners/officers of Seller may be licensed by the State of Arizona are real estate salesmen or real estate brokers.

     22.  INTERPRETATION; SEVERABILITY.

          This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona. The article headings in this Agreement are for convenient reference only and shall not have the effect of modifying or amending the expressed terms and provisions of this Agreement, nor shall they be used in connection with the interpretation hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the personal liability or obligation with respect to same. In case any one or more of the provisions of this Agreement or the application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof and any other application thereof shall in no way be affected or impaired. Any reference herein to time periods of less than six (6) days shall in the computation thereof exclude Saturdays, Sundays and legal holidays, and any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day.

     23.  COSTS; ESCROW AGENT.

          All costs, including attorneys' fees, paid by either party in the enforcement or defense of this Agreement, including proceedings in appellate courts, shall be paid to the prevailing party. In the event of any dispute among the parties with respect to disbursement of the Deposit, the Escrow Agent shall have the right to render same into a court of appropriate jurisdiction and to interplead both parties hereto and thereafter be free from further liability to the parties or hereunder. Except for willful misconduct, the Escrow Agent shall be excused from all responsibility, including insolvency of any depository, absolutely.

     24.  ENTIRE AGREEMENT; AMENDMENT.

          This Agreement and the documents and information to be furnished pursuant hereto, contain the entire agreement between the parties with respect to this transaction, and no representation, warranties or agreements have been made or, if made, have not been relied upon by either party except those specifically referred to herein. This Agreement may only be amended, modified or supplemented by written instrument signed by the parties hereto.

     25.  BINDING EFFECT.

          All of the terms, covenants and conditions herein contained are and shall be binding upon and inure to the benefit of both parties, their personal representatives, heirs, successors and assigns.

     26.  ASSIGNABILITY.

          This Contract may be assigned by Purchaser to an affiliate.

     27.  RECORDING.

          Each party agrees not to record this Contract or any notice or memorandum thereof in the public records.

     28.  COUNTERPART.

          This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

     29.  EFFECTIVE DATE.

          This Agreement shall be binding on the date when this Purchase and Sale Agreement has been fully executed by the Purchaser and Seller.

     30.  ACCEPTANCE.

          At the option of Purchaser, this Agreement shall be void and the Deposit returned to Purchaser unless Seller has delivered to Purchaser a signed original counterpart hereof no later than 5:00 p.m., ______________, 1998.

     31.  CONFIDENTIALITY.

          The parties hereto agree to keep this Agreement and its terms confidential and not to disclose any terms to any third parties until Closing, except to potential lenders, surveyors, title agent and other parties requiring information in connection with Purchaser's inspection or other rights under this Agreement.

     32.  JOINDER OF PARTNERS.

          By their execution at the Closing of the Joinder of Partners in the form attached as Exhibit D of this Agreement, each of the partners of Seller do hereby, in their individual capacities, ratify and confirm the accuracy of each of Seller's representations and warranties contained herein and without limiting the provisions of Section 15 of this Agreement, do hereby agree to indemnify Purchaser from any loss, cost, damage, injury or expense, including attorney's fees, arising out of or in any way related to any inaccuracy in the representations and warranties of Seller hereunder.

          IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed on the day and year indicated below.

                              SELLER:

WITNESSES:                         SCOTTSDALE LINKS APARTMENTS, LLP
                                   By its general partner Clark-Wayland, Inc.


                                             By: /s/ John Clark
                                                -------------------------------
                                             Name:
                                                  -----------------------------
                                             Date: May 7, 1998
                                                  -----------------------------


                              PURCHASER:

                                   EPIC RESORTS, INC.


                                             By: /s/ T. F. Flarley
                                                -------------------------------
                                                  Thomas F. Flatley, President

                                      EXHIBIT A

                            Legal Description of the Land


That portion of the Northeast quarter of Section 1, Township 3 North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows:

     COMMENCING at the North quarter corner of said Section 1;
     Thence South 00 degrees 53 minutes 46 seconds West, along the West line of said Northeast quarter, 45.00 feet to point on the Southerly right of way line of Bell Road marking the POINT OF BEGINNING;
     Thence South 89 degrees 52 minutes 20 seconds East, along said right of way line, 788.10 feet;
     Thence South 00 degrees 07 minutes 40 seconds West, 94.57 feet to a point marking the beginning of a tangent curve, having a radius of 150.00 feet to the left;
     Thence Southeasterly, along the arc of said curve, through a central angle of 69 degrees 52 minutes 27 seconds, having an arc distance of 182.93 feet;
     Thence South 69 degrees 44 minutes 47 seconds East 85.64 feet to a point marking the beginning of a tangent curve, having a radius of 150.00 feet to the right;
     Thence Southeasterly, along the arc of said curve, through a central angle of 49 degrees 02 minutes 59 seconds, having an arc distance of 128.41 feet;
     Thence South 20 degrees 41 minutes 48 seconds East 46.78 feet;
     Thence South 79 degrees 15 minutes 10 seconds West 16.63 feet;
     Thence South 71 degrees 34 minutes 00 seconds West 47.46 feet;
     Thence South 73 degrees 16 minutes 09 seconds West 566.07 feet;
     Thence South 61 degrees 23 minutes 15 seconds West 547.83 feet to a point marking the intersection of the Northerly line of the Granite Reef Aqueduct with the aforementioned West line of the Northeast quarter of Section 1;
     Thence North 00 degrees 53 minutes 46 seconds East, along said West line,
842.03 feet (record) 842.02 (measured) to the POINT OF BEGINNING.

WHEN RECORDED, RETURN TO:

Epic Resorts, Inc.
Attn:  Thomas F. Flatley
1150 First Ave., Suite 900
King of Prussia, PA  19406

________________________________________________________________________________

                                      EXHIBIT B

                                SPECIAL WARRANTY DEED

     FOR THE VALUABLE CONSIDERATION OF Ten Dollars ($10.00) and other good and valuable consideration, Scottsdale Links Apartments Limited Partnership, an Arizona limited partnership, hereinafter called the Grantor, does hereby sell and convey to Epic Resorts, Inc., a Delaware corporation, the real property situated in Maricopa County, Arizona described on "Exhibit A" attached hereto and incorporated herein by reference ("the Land"), together with all rights, privileges and easements appurtenant thereto.

     Subject to current taxes and other assessments, reservations in patents and all easements, rights-of-way, encumbrances, liens, covenants, conditions, restrictions, obligations and liabilities as may appear of record and other matters which a physical inspection or an accurate and current ALTA survey of the Land would disclose, the Grantor hereby binds itself to warrant and defend title to said Land as against all acts of Grantor herein and none other, subject to the matter above set forth.

DATED this ______ day of ________________, 1998.

By:  SCOTTSDALE LINKS APARTMENTS, L.P.
     By its general partner Clark-Wayland, Inc.

     By:_______________________________________
               Jere Clark, President

STATE OF Arizona    )
                    )ss.
County of Maricopa  )

This instrument was acknowledged before me this _____ day of ______________, 1998 by Jere Clark, President of Clark-Wayland, Inc., general partner of Scottsdale Links Apartments Limited Partnership, on behalf of the partnership.

_______________________________    ___________________________________________
     My Commission Expires                      Notary Public

                                      EXHIBIT C


List of documents provided by Seller to Purchaser

Phase I Environmental Site Assessment dated September 22, 1995 prepared by Environmental Site Assessments, Inc.

Property Management Agreement dated July 9, 1997 by and between Scottsdale Links Apartments, L.P. and McElroy Management Corporation

Multiple Dwelling Unit Telecommunications Service and Non-Exclusive Access Agreement dated July 18, 1997 by and between Scottsdale Links Apartments, L.P. and Cox Communications Phoenix, Inc.

Marketing Agreement dated July 18, 1997 by and between Scottsdale Links Apartments, L.P. and Cox Communications Phoenix, Inc.

Agreement for New Multi-Tenant Residential Properties by and between U S West Communications, Inc. and Clark-Wayland Builders acting as agent for Scottsdale Links Apartments, L.P.

Gas Main Extension Agreement dated November 5, 1997 between Southwest Gas Corporation and Clark-Wayland

Copy of Scottsdale City Council meeting minutes dated November 18, 1997

                                      EXHIBIT D

               JOINDER OF PARTNERS OF SCOTTSDALE LINKS APARTMENTS L.P.


     For value received, the receipt and sufficiency of which is hereby acknowledged, and as a material inducement to Purchaser's offer to purchase the Property, the undersigned partners of the Scottsdale Links Apartments, LLP ("Partners") join in the execution of the foregoing Purchase and Sale Agreement by Scottsdale Links Apartments, LLP.

     Specifically, the undersigned Partners hereby represents and warrants to Purchase that they/it are personally familiar with Seller's operation of the Property and that each of Seller's representations and warranties contained therein are accurate. Further, the Partners do hereby agree to be bound by the provisions of Section 15 of the Agreement as though they were a party thereto.


                                   General Partner:

                                        Clark-Wayland, Inc.

                                        By:__________________________________
                                           President


                                   Limited Partners:


                                           __________________________________

                                           __________________________________